SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  October 5, 2001

(Date of earliest event reported)

UAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-6033	36-2675207
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Algonquin Road, Elk Grove Township, Illinois	60007
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (847) 700-4000

Not Applicable

(Former name or former address, if changed since last report)

ITEM 5.             OTHER EVENTS.

          On September 11, 2001, two United Airlines ("United") aircraft were hijacked and destroyed in terrorist attacks on The World Trade Center in New York City and in a crash near Johnstown, Pennsylvania.  On the same day, two American Airlines aircraft were also hijacked and used in terrorist attacks on The World Trade Center and the Pentagon.  In addition to the loss of all passengers and crew on board the aircraft, these attacks resulted in untold deaths and injuries to persons on the ground and massive property damage.  In the immediate aftermath of the attacks, the Federal Aviation Administration ("FAA") closed U.S. airspace to civilian aircraft for several days.

          On September 15, United announced that it was reducing its worldwide schedule by 20 percent based on system-wide available seat miles in direct response to the current and anticipated adverse impact on air travel due to the terrorist attack.  United subsequently announced that it would take further steps to reduce its capacity to meet continued soft demand for travel.  Commencing on November 1, United's new schedule will consist of 26 percent fewer available seat miles and 31 percent fewer departures, both compared to levels prior to September 11.  The November cuts will allow for the early retirement of United's entire Boeing 727-200 and 737-200 fleets.

          On September 19, United announced that it will furlough approximately 20,000 employees in response to reduced flight schedules in the wake of the September 11 terrorist attacks.

          On September 19, Moody's Investors Service announced that it lowered United's senior unsecured debt ratings from Ba1 to B2.  In addition, Standard & Poor's announced that it lowered United's senior unsecured debt ratings from BB+ to BB-.  The long-term corporate credit ratings of United remain on Standard & Poor's CreditWatch with negative implications and Moody's has retained the credit ratings of United on review for possible downgrade.

          On September 27, UAL announced that its Board of Directors indefinitely suspended the quarterly cash dividend on the company's common stock.  The Company also announced that the Board approved the suspension of the CEO, James Goodwin's compensation through year-end and Board members will also forego compensation for the remainder of the year.

          United also announced changes to its operations.  As of October 31, United will transition operations from United Airlines to United Express, its regional partner carrier, in six U.S. cities.  Also effective October 31, United will discontinue the United Shuttle brand and incorporate Shuttle flights into its mainline and United Express service this fall as a result of less demand for high utilization, quick turnaround flights in United's system.

          United's aircraft liability insurance coverage for claims caused by acts of war, terrorism, sabotage, hijacking and other similar perils was canceled effective September 26, 2001.  United obtained replacement coverage, although it will be charged significantly higher premiums for this replacement coverage, and this new coverage is in a substantially reduced amount for claims not involving aircraft passengers.  The FAA is providing excess liability coverage for third party war risk liability for losses to persons other than passengers up to two times the airline's limit of liability available prior to September 11, 2001.  This coverage expires 30 days after the date of the policy, or upon five days' written notice from the FAA.  Although United expects the FAA to continue to renew such coverage until such time as commercial insurers make available coverage on reasonable terms and conditions, there can be no assurance the FAA will do so.

          On September 22, the President signed the Air Transportation Safety and System Stabilization Act (the "Act").  The Act is intended to compensate victims of the terrorist attacks as well as air carriers for losses incurred as a result of such attacks.  Among other things, the Act provides (1) for the payment of an aggregate of $5 billion to air carriers for losses incurred as a result of the ground stop order issued by the Secretary of Transportation on September 11 and incremental losses incurred by air carriers through December 31, 2001 as a direct result of the terrorist attacks; (2) that the liability of any air carrier, including United, for all claims arising out of the terrorist attacks will not be greater than the limits of the liability coverage maintained by that carrier, (3) for the issuance of loan guarantees of up to an aggregate of $10 billion in debt of air carriers, such guarantees to be backed by the full faith and credit of the Federal government, (4) the authority of the Secretary of Transportation to  reimburse air carriers  for the increase in insurance premiums for coverage through October 1, 2002 and, in the discretion of the Secretary of Transportation,  limits the liability of air carriers to $100 million for liability arising out of future terrorist acts in the 180 days after the date of the Act;  (5) a compensation program for victims and their relatives; (6) for an extension of the due date for payment of excise taxes; and (7) that communities that had air service before September 11 continue to receive adequate air service.

          In addition, the Act provides that liability for all claims, whether for compensatory or punitive damages, arising from the terrorist-related events of September 11, 2001 against any air carrier shall not be in an amount greater than the limits of the liability coverage maintained by the air carrier.  Air carriers accepting the benefits of loan guarantees may be required to enter into an agreement with the Federal government pursuant to which the government could participate in gains of such air carriers, including through the issuance of warrants, options or other equity-linked instruments.  Such air carriers would also be prohibited from increasing the total compensation of their most highly paid employees (except those covered under a collective bargaining agreement) during two years ending September 11, 2003.  The government is expected to issue regulations setting forth the procedures and minimum requirements for the issuance of the loan guarantees.  There can be no assurance that United will be able to obtain the benefit of such loan guarantees on favorable terms, or at all.  Although United has received $390 million out of an expected $800 million in compensation under the first provision described above of the Act, it believes such amount will be less than the losses it has incurred as a result of the ground stop order.

          The impact of the events of September 11, 2001 on United and the sufficiency of its financial resources to absorb that impact will depend on a number of factors, including the following: (1) the adverse impact of the terrorist attacks on the economy in general; (2) the likelihood air travel demand remains at current levels or further declines; (3) United's ability to reduce its operating costs and conserve its financial resources, taking into account any increased costs it will incur as a consequence of the attacks, including those referred to below; (4) the higher costs associated with new airline security directives and any other increased regulation of air carriers; (5) the significantly higher costs of aircraft insurance coverage for future claims caused by acts of war, terrorism, sabotage, hijacking and other similar perils, and the extent to which such insurance will continue to be available; (6) the ability of United to reduce costs to a level that takes into account the size of its operation; (7) United's ability to raise financing in light of the various factors referred to in this paragraph; (8) the price of jet fuel; (9) the number of crew members who may be called for duty in the reserve forces of the armed services and the resulting impact on United's ability to operate as planned; (10) the extent of uncompensated economic losses to United from the FAA's shutdown of the U.S. air traffic system; (11) any resulting declines in the values of the aircraft in United's fleet; and (12) the extent of the benefits received by United under the Act, taking into account any challenges to and interpretations or amendments of the Act.

          At this point, United is unable to estimate the impact on it of the events of September 11, 2001 and their consequences and the sufficiency of its financial resources to absorb that impact.  However, given the magnitude of these unprecedented events and the possible subsequent effects, United expects that the adverse impact to its financial condition, its operations and its prospects will be material.

          Information included in the above is forward-looking and involve risks and uncertainties that could result in actual results differing materially from expected results.  Forward-looking statements represent the Company's expectations and beliefs concerning future events, based on information available to the Company as of the date of this filing.  Some factors that could significantly impact the statements above include, without limitation, the factors listed in the paragraphs above; airline pricing environment; industry capacity decisions; competitors' route decisions; the ultimate outcome of existing litigation; the success of the Company's cost-reduction efforts; the cost of crude oil and jet fuel; the results of union contract negotiations and their impact on labor costs and operations; operational disruptions as a result of bad weather, air traffic control-related difficulties and labor issues; actions of the U.S., foreign and local governments; foreign currency exchange rate fluctuations; the economic environment of the airline industry and the economic environment in general.

         Investors should not place undue reliance on the forward-looking information contained herein, which speaks only as of the date of this filing.  The Company disclaims any intent or obligation to update or alter any of the forward-looking statements whether in response to new information, unforeseen events, changed circumstances or otherwise.

ITEM 7.      FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.  Description

99.1         Press Release

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAL CORPORATION

By:	/s/ Frederic F. Brace
Name:	Frederic F. Brace
Title:	Senior Vice President and
Chief Financial Officer

Dated: October 4, 2001